Exhibit 99.2
CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$164,790	$154,867	$304,321	$289,250
Operating expenses:
Direct operating expenses(1)	104,348	100,986	201,339	200,638
Selling, general and administrative expenses(1)	28,772	27,429	57,747	54,124
Corporate expenses(1)	11,124	11,370	20,543	24,065
Depreciation and amortization	10,611	9,966	21,965	19,669
Other operating expense (income), net	(344)	2,032	(1,030)	5,798
Operating income (loss)	10,279	3,084	3,757	(15,044)
Interest expense, net	(2,517)	(11,126)	(3,616)	(22,862)
Loss on extinguishment of debt	—	—	(2,394)	—
Other income (expense), net	(1,968)	12,777	(2,713)	23,189
Income (loss) from continuing operations before income taxes	5,794	4,735	(4,966)	(14,717)
Income tax expense attributable to continuing operations	(2,736)	(1,099)	(3,397)	(495)
Income (loss) from continuing operations	3,058	3,636	(8,363)	(15,212)
Income from discontinued operations(2),(3)	9,331	9,468	9,193	93,028
Consolidated net income	12,389	13,104	830	77,816
Less: Net income attributable to noncontrolling interests	19	10	45	33
Net income attributable to the Company	$12,370	$13,094	$785	$77,783

(1)Excludes depreciation and amortization.
(2)Income from discontinued operations for the three and six months ended June 30, 2024 reflects the net income generated during these periods by operations in Spain. Income from discontinued operations for the three months ended June 30, 2023 includes a gain from the sale of the former business in Italy, partially offset by the net loss collectively generated during the period by operations in Italy (through its sale date), France and Spain. Income from discontinued operations for the six months ended June 30, 2023 includes gains from the sales of the former businesses in Switzerland and Italy, partially offset by the net loss collectively generated during the period by operations in Switzerland and Italy (through their sale dates) and in France and Spain.
(3)The difference between income from discontinued operations reported herein and income from discontinued operations reported in the Clear Channel Outdoor Holdings, Inc. (“CCOH”) and Subsidiaries Consolidated Statements of Loss and Notes to the Consolidated Financial Statements for each period primarily results from CCOH expenses that are not recognized as expenses of Clear Channel International B.V. and Subsidiaries and are classified as discontinued operations of CCOH. These expenses include costs related to the sales processes and, for the six months ended June 30, 2023, income tax expense attributable to the sale of the former business in Switzerland.